Exhibit 99.6

LETTER TO PARTICIPANTS

IN THE CBS 401(K) PLAN

In Connection With

the Offer to Exchange

Shares of CBS Corporation Class B Common Stock

for Shares of Common Stock

of CBS Outdoor Americas Inc.

Owned by CBS Corporation

YOUR IMMEDIATE ATTENTION REQUIRED

June 11, 2014

Re: Exchange Offer for Shares of CBS Outdoor Americas Inc. owned by CBS Corporation

Dear CBS 401(k) Plan Participant:

The Plan’s records indicate that you have directed that a portion of your account under the CBS 401(k) Plan (the “Plan”) be invested in the CBS Class B Company Stock Fund (the “Class B Stock Fund”). You may have also directed that a portion of your Plan account be invested in the CBS Class A Company Stock Fund (the “Class A Stock Fund”), in which case the Instruction Form enclosed in this mailing will reflect that you have an interest in both stock funds (each, a “Fund” and together, the “Funds”).

CBS Corporation (“CBS”) is offering to exchange (the “Offer”) up to 97,000,000 shares of common stock, par value $0.01 per share (“Outdoor Americas common stock”), of CBS Outdoor Americas Inc. (“Outdoor Americas”) in the aggregate that are owned by CBS for outstanding shares of CBS Class B common stock, par value $0.001 per share (“CBS Class B common stock”), that are validly tendered and not validly withdrawn. Holders of CBS Class A common stock, par value $0.001 per share (“CBS Class A common stock,” and together with the CBS Class B common stock, the “CBS common stock”), may participate in the Offer by conditionally converting their shares to CBS Class B common stock and tendering such shares. If such tendered shares are not accepted in the Offer, such shares will not be converted into CBS Class B common stock and will remain CBS Class A common stock.

Enclosed are materials related to the Offer and an Instruction Form for your immediate attention. As described below, you have the right to separately direct whether or not the Bank of New York Mellon, as directed trustee of the Plan (the “Trustee”), will accept the Offer for tender with respect to your proportional interests in each of the Funds. There will be no fee to you for instructing the Trustee to tender your proportional interest in either Fund.

To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the following materials about the Offer that are enclosed with this notice:

1.	Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan;

2.	CBS 401(k) Plan “Blackout Period” Notice provided under ERISA;

3.	Prospectus dated June 11, 2014 (the “Prospectus”), including information about CBS that is incorporated by reference into the Prospectus;

4.	Instruction Form; and

5.	Reply Envelope.

Participants may instruct the Trustee to accept the Offer for tender by mail, toll-free telephone call or via the Internet. If instructing the Trustee by mail, Participants should indicate their intention to tender on the enclosed Instruction Form and return the form authorizing the Trustee to accept the Offer for tender, either in the enclosed, pre-addressed envelope or by mailing the form to:

Ellen Philip Associates

Independent Tabulator

Attn: CBS 401(k) Plan

134 West 26th Street

New York, NY 10001

A pre-addressed envelope is enclosed for the purpose of returning your Instruction Form. If responding by mail, you should return your completed Instruction Form by mail to Ellen Philip Associates (the “Independent Tabulator”) in ample time to ensure that it is RECEIVED before 1:00 p.m., Eastern Time, on July 3, 2014.

If responding by toll-free telephone call or via the Internet, participants should call 1-866-849-9671 or visit https://www.tabulationsplus.com/cbs before 1:00 p.m., Eastern Time, on July 3, 2014.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that plan assets be held in trust, and the shares of CBS common stock that make up each of the Funds are held in an account that is in the Trustee’s name rather than the Plan’s participants. Consequently, only the Trustee may tender shares of CBS common stock in the Offer. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS common stock representing your proportional interest in each of the Funds.

You may separately direct the Trustee to tender all, a whole percentage or none of your proportional interest in the Class B Stock Fund and, if applicable, you may separately direct the Trustee to conditionally convert and tender all, a percentage or none of your proportional interest in the Class A Stock Fund. The Trustee will tender shares of CBS common stock by aggregating all Plan participant instructions, but only in accordance with your instructions as well as those of the other Plan participants. Unless you affirmatively instruct the Trustee to tender, you will be deemed to have instructed the Trustee to tender none of your proportional interest in either Fund in the Offer.

For purposes of this letter, references to the term “tender” are intended to mean “conditionally convert and tender” in the case of the Class A Stock Fund, as applicable.

The remainder of the documents enclosed in this packet summarize the Offer, your rights under the Plan and the procedures for directing the Trustee regarding the Offer. You should also read carefully the Prospectus in its entirety and the other documents to which it refers.

BACKGROUND

CBS has decided to pursue the exchange offer to separate Outdoor Americas in a tax-efficient manner. The Offer is subject to various conditions described in the Prospectus under “The Exchange Offer—Conditions to Completion of the Exchange Offer” that must be satisfied or waived. For example, CBS is not required to complete the Offer unless (i) a predetermined number of shares of Outdoor Americas common stock will be distributed in exchange for shares of CBS Class B common stock that are tendered in the Offer, (ii) CBS receives an opinion of counsel to the effect that the Offer will qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended, and (iii) the private letter rulings from the Internal Revenue Service regarding the Offer and Outdoor Americas’ qualification as a REIT, among other things, continue to be effective and valid. CBS may waive any or all of the conditions to the Offer, subject to limited exceptions. Outdoor Americas has no right to waive any of the conditions to the Offer.

The Offer applies to the shares of CBS common stock that are held by the Trustee of the Plan in the Funds. Only the Trustee, as directed trustee of the Plan, can tender shares of CBS common stock in the Offer that are held by the Plan. However, you have the ability to direct whether or not the Trustee will tender those shares of CBS common stock representing your proportional interest in the each of the Funds. The Trustee will tender shares of CBS common stock representing your proportional interest in each Fund solely in accordance with your instructions, and the Trustee will not tender any portion your proportional interest in either Fund for which it does not receive timely and complete instructions.

NONE OF CBS, OUTDOOR AMERICAS, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE TRUSTEE, THE INDEPENDENT TABULATOR, THE INFORMATION AGENT, THE PLAN’S RECORDKEEPER OR ANY PLAN FIDUCIARY IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR PROPORTIONAL INTEREST IN EITHER FUND IN THE OFFER. THE DECISION TO TENDER ALL OR A PORTION OF YOUR PROPORTIONAL INTEREST IN EITHER FUND LIES SOLELY WITH YOU, THE PARTICIPANT.

CONFIDENTIALITY

To assure the confidentiality of your decision, the Independent Tabulator will collect participant instructions and forward the information to the Trustee. Neither the Independent Tabulator nor the Trustee and its affiliates and agents will make the results of your individual instruction available to the CBS or Outdoor Americas, except as required for proper administration of the Plan.

PROCEDURE FOR DIRECTING TRUSTEE

Deadline to Provide Instructions

If you decide to participate in the Offer, you must complete, sign, date and return the enclosed Instruction Form to the Independent Tabulator, call 1-866-849-9671 or visit https://www.tabulationsplus.com/cbs in sufficient time to ensure that your instructions are RECEIVED by the Independent Tabulator before 1:00 p.m., Eastern Time, on July 3, 2014. For purposes of determining your proportional interest in each Fund that is eligible to be tendered in the Offer, the Trustee will apply your instructions to your proportional interest in each of the Funds as of 1:00 p.m., Eastern Time, on July 3, 2014. Please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan for more information.

If you fail to respond in one of the manners described above such that the Independent Tabulator has not received your instructions before 1:00 p.m., Eastern Time, on July 3, 2014, you will be deemed to have instructed the Trustee to tender none of your proportional interest in either Fund in the Offer.

If you direct the Trustee to tender on your behalf by mail, it is important that you retain the top portion of your Instruction Form containing your unique control number, which you will need if you subsequently decide to change or withdraw your directions to the Trustee.

New Instructions and Withdrawal of Prior Instructions

You can withdraw or change your previously submitted instructions to the Trustee by issuing a new instruction to the Trustee by toll-free telephone call or via the Internet. You may not issue a new instruction by mail. Your new instruction will cancel any prior instruction. Any new instructions must be received by the Independent Tabulator before 1:00 p.m., Eastern Time, on July 3, 2014 in order to be valid.

To issue a new instruction by phone, call 1-866-849-9671. To issue a new instruction via the Internet, visit https://www.tabulationsplus.com/cbs.

Extension of the Offer

CBS may elect to extend the Offer for any reason by issuing a press release or other public announcement no later than 9:00 a.m., Eastern Time, the morning after the original expiration date for the Offer. If the Offer is extended by more than two (2) business days, the deadline for Plan participants to instruct the Trustee whether or not to tender may also be extended, if administratively feasible. CBS will determine, in its sole discretion, whether the tender deadline for Plan participants will be extended, and its decision shall be final and binding.

If the deadline is extended for Plan participants, an announcement will be posted to the Plan’s website, which you can access through the CBS & YOU Portal by visiting www.cbsandyou.com. Please note, however, that any new deadline for Plan participants may be a different date and time than the deadline applicable to CBS shareholders who hold their shares of CBS common stock outside of the Plan.

NOTICE OF BLACKOUT PERIOD

If you instruct the Trustee to tender all or a percentage of your proportional interest in either of the Funds, then as of 1:00 p.m., Eastern Time, on July 3, 2014, transactions involving the tendered portion of your Plan account will be prohibited until all processing related to the Offer has been completed (including any extension of the Offer), unless the Offer is terminated. This period of restriction is referred to as a “blackout period.” The blackout period will be lifted as soon as practicable after the expiration of the Offer (including any extension), but may not occur until approximately ten (10) business days after expiration (i.e., during the week of Monday, July 21, 2014). Once the blackout period is lifted, an announcement will be posted to the Plan’s website, which you can access through the CBS & YOU Portal by visiting www.cbsandyou.com. Any proportional interests exchanged pursuant to the terms, and subject to the conditions, of the Offer will be reflected in your Plan account as a transfer from the applicable Fund(s) into a new Outdoor Americas Company Stock Fund to be formed under the Plan.

Contributions credited to your account after 1:00 p.m., Eastern Time, on July 3, 2014 to investment funds under the Plan that are open for new investments will be invested as usual, in accordance with the sources of the contributions and, where applicable, your investment directions in effect at the time of your contribution. During the blackout period, you may still transfer assets between funds that are not subject to the blackout period via mail or telephone, but direction of your investments via the Internet is not allowed. However, please note that certain transactions (including your ability to request a loan, an in-service withdrawals or a full or partial distribution) involving the non-tendered portion of your Plan account remain prohibited until the blackout period is lifted.

You can call the Information Agent for the Offer, toll-free, at 1-800-509-0984 to obtain updated information on expiration dates and deadlines. If you would like to speak with a live operator, please call the Information Agent between the hours of 9:00 a.m. to 11:00 p.m. Eastern Time, Monday through Friday, and 12:00 p.m. to 6:00 p.m. Eastern Time on Saturday. For information about the Plan, you may visit the Plan’s website, which can be accessed through the CBS & YOU Portal by visiting www.cbsandyou.com, or call the Recordkeeper, toll free, at 1-800-581-4222 (Mon – Fri, between 9:00 a.m. and 7:00 p.m. Eastern Time).

CLOSING OF THE OUTDOOR AMERICAS COMPANY STOCK FUND

CBS intends to maintain the new Outdoor Americas Company Stock Fund as an investment option under the Plan for only a brief period of time. For this reason, the new Outdoor Americas Company Stock Fund will be removed from the Plan’s investment lineup at 4:00 p.m., Eastern Time, on Friday, September 26, 2014. We are advising you of this change now so that you may consider this when deciding whether or not to instruct the Trustee to tender your proportional interest in the Funds and, if you choose to participate in the Offer, so that you are aware of your right to move your assets out of the Outdoor Americas Company Stock Fund into other available investment options offered under the Plan in advance of the scheduled closing date of the Outdoor Americas Company Stock Fund.

If after completion of the Offer your Plan account has assets invested in the Outdoor Americas Company Stock Fund, you can transfer the assets to any other investment option before the fund closes at 4:00 p.m., Eastern Time, on September 26, 2014. If your Plan account has any assets invested in the Outdoor Americas Company Stock Fund as of 4:00 p.m., Eastern Time, on September 26, 2014, your assets, together with the assets of all other investors in the fund, will be liquidated over a period of up to four (4) business days, beginning on Monday, September 29, 2014, and will be invested in the Plan’s qualified default investment alternative, the BlackRock LifePath Fund with the target date closest to the year you will reach age 65. During this liquidation period, the assets representing your remaining proportional interest in the Outdoor Americas Company Stock Fund will be temporarily restricted, or “frozen,” and certain Plan transactions prohibited (including loan requests, in-service withdrawals and full or partial distributions). After the fund has been liquidated, the freeze will lift, and you will regain your ability to access and reallocate the transferred assets. An announcement will be posted to the Plan’s website, which you can access through the CBS & YOU Portal by visiting www.cbsandyou.com.

Please carefully review Question 28 in the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan for more information about the closure of the Outdoor Americas Company Stock Fund.

SHARES HELD OUTSIDE THE PLAN

If you hold shares of CBS common stock directly, you will receive, under separate cover, Offer materials which can be used to tender such shares. Those Offer materials may not be used to direct the Trustee to tender your proportional interest in either Fund. The instructions to tender or not tender your proportional interest in each of the Funds may only be made in accordance with the procedures described in this letter and in the enclosed materials. Similarly, the enclosed Instruction Form may not be used to tender shares of CBS common stock held outside the Plan.

FURTHER INFORMATION

For more details, please refer to the enclosed Questions and Answers with Respect to the Tender Rights of Participants in the CBS 401(k) Plan and Blackout Period Notice, which address in detail the impact to the Plan.

If you require additional information concerning the procedure to tender your proportional interest in either Fund, please contact the Information Agent, Georgeson Inc., toll-free at 1-800-509-0984, to obtain additional information concerning the terms and conditions of the Offer and updated information on expiration dates and deadlines. If you would like to talk to speak with a live operator, please call between the hours of 9:00 a.m. to 11:00 p.m. Eastern Time, Monday through Friday, and 12:00 p.m. to 6:00 p.m. Eastern Time on Saturdays.

For information about the Plan, you may visit the Plan’s website, which can be accessed through the CBS & YOU Portal by visiting www.cbsandyou.com, or call Mercer HR Services, LLC, the Plan’s Recordkeeper, toll free, at 1-800-581-4222 (Mon – Fri, between 9:00 a.m. and 7:00 p.m. Eastern Time).